EXHIBITS
EXHIBIT 21.1
HARVEST NATURAL RESOURCES, INC.
LIST OF SUBSIDIARIES

Jurisdiction
Name	of Incorporation
Harvest-Vinccler Dutch Holding B.V.*	The Netherlands

Energy International Financial Institution, Ltd.*	Barbados
The names of certain subsidiaries have been omitted in reliance upon Item 601(b)(21)(ii) of Regulation S-K.

*	All subsidiaries are wholly-owned by Harvest Natural Resources, Inc., except Harvest-Vinccler Dutch Holding B.V. which is indirectly owned 80 percent by Harvest Natural Resources, Inc. and Energy International Financial Institution, Ltd. which is owned 80 percent by Harvest Natural Resources, Inc.